Exhibit 10.1

SECOND AMENDMENT TO TERM LOAN CREDIT AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO TERM LOAN CREDIT AND SECURITY AGREEMENT (this "Amendment"), with an effective date of November 6, 2017, is entered into by and among QUANTUM CORPORATION, a Delaware corporation ("Quantum", and together with each Person joined to the Credit Agreement (as defined below) as a borrower from time to time, collectively, the "Borrowers" and each a "Borrower"), each other Loan Party (as defined in the Credit Agreement) party hereto, the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the "Lenders" and each a "Lender") party hereto, and TCW ASSET MANAGEMENT COMPANY LLC ("TCW"), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, the "Agent").

RECITALS

A.    Agent, the Lenders, the Borrowers and the each other Loan Party from time to time party thereto are parties to that certain Term Loan Credit and Security Agreement, dated as of October 21, 2016 (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced from time to time, the "Credit Agreement"), pursuant to which the Lenders have made and may hereafter make certain loans and have provided and may hereafter provide certain financial accommodations to the Borrowers.

B.    The Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein, and Agent and the Lenders have agreed to make such amendments, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Credit Agreement.

2.Amendments to Credit Agreement. Subject to the satisfaction of the conditions to effectiveness set forth in Section 3 of this Amendment and in reliance upon the representations and warranties set forth in Section 4 of this Amendment, the Credit Agreement is hereby amended as follows:

(a)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Applicable Margin" set forth therein as follows:
"Applicable Margin" shall mean the applicable rate per annum corresponding to the applicable Senior Net Leverage Ratio, all as set forth in the following table:

Senior Net Leverage Ratio	Prime Rate Loans	LIBOR Rate Loans
> 3.00x	7.25%	8.25%
> 2.50x, but < 3.00x	6.75%	7.75%
>2.00x, but < 2.50x	6.25%	7.25%
<2.00x	6.00%	7.00%

The Applicable Margin shall be adjusted quarterly, to the extent applicable, as of the first Business Day of the month following the date on which financial statements are required to be delivered pursuant to Section 9.8 hereof (including with respect to the last fiscal quarter of each fiscal year) after the end of each related fiscal quarter based on the Senior Net Leverage Ratio as of the last day of such fiscal quarter. Notwithstanding the foregoing, (a) until the first day of the month following the date on which financial statements for the fiscal quarter ending December 31, 2018 are required to be delivered pursuant to Section 9.8 hereof, the Applicable Margin shall be (i) 7.25% with respect to Prime Rate Loans and (ii) 8.25% with respect to LIBOR Rate Loans, (b) if Borrowers fail to deliver the financial statements required by Section 9.8 hereof, and the related Compliance Certificate required by Section 9.8 hereof, by the respective date required thereunder after the end of any related fiscal quarter, if requested in writing by Agent or Required Lenders, the Applicable Margin shall be the rates corresponding to the Senior Net Leverage Ratio of > 3.00x in the foregoing table until such financial statements and Compliance Certificate are delivered (plus, if requested by Agent or Required Lenders, the Default Rate), and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing; provided, that such a reduction shall occur on the date all such Events of Default have been cured or waived in accordance with Section 16.2(b) hereof.
If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, Agent determines that (a) the Senior Net Leverage Ratio as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Senior Net Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Senior Net Leverage Ratio would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Agent, for the benefit of the applicable Lenders, promptly on demand by Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Senior Net Leverage Ratio would have resulted in lower pricing for such period, neither Agent nor any Lender shall have any obligation to repay any interest or fees to Borrowers; provided, that, if as a result of any restatement or other event a proper calculation of the Senior Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then (x) the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods and (y) the amount credited to Borrowers pursuant to clause (ii) above shall be based upon the excess, if any, of the amount of interest paid by Borrowers for all applicable periods over the amount of interest that should have been paid for all such periods.

(b)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Commitment" set forth therein as follows:
"Commitment" shall mean, as to any Lender, such Lender's commitment to make the Term A Loan, the Original Delayed Draw Term Loan or the Incremental Delayed Draw Term Loan under this Agreement. The initial amount of each Lender's commitment to make the Term A Loan, the Original Delayed Draw Term Loan or the Incremental Delayed Draw Term Loan, as applicable, is set forth in the Schedule 1.1 hereto.
(c)Section 1.2 of the Credit Agreement is hereby amended by amending the defined term "Convertible Subordinated Debt Payment Conditions" set forth therein by deleting the reference to "$27,000,000" set forth therein and inserting "20,000,000" in lieu thereof.
(d)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Delayed Draw Funding Conditions" set forth therein as follows:
"Delayed Draw Funding Conditions" shall mean, with respect to the Delayed Draw Term Loan, the following: (a) Borrowing Agent shall have given written notice to Agent of the proposed funding of the Delayed Draw Term Loan not later than 11:00 a.m. (Chicago time), at least ten Business Days prior to the proposed Delayed Draw Term Loan Draw Date (or by such later time as Agent may agree, in its sole discretion); provided that Borrowing Agent and Agent agree and acknowledge that delivery and execution of the Second Amendment constitutes sufficient notice that the proposed funding of the Delayed Draw Term Loan shall be November 8, 2017, (b) Borrowers shall have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis after giving effect to funding of the Delayed Draw Term Loan and the repayment of the Convertible Subordinated Debt, the Loan Parties are projected to be in compliance with each of the financial covenants set forth in Section 6.5 hereof for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the Delayed Draw Term Loan Draw Date, and (c) immediately before and after giving effect to the funding of the Delayed Draw Term Loan, no Default or Event of Default shall have occurred and be continuing.
(e)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Delayed Draw Term Loan Amount" set forth therein as follows:
"Delayed Draw Term Loan Amount" shall mean an amount equal to $40,000,000.
(f)Section 1.2 of the Credit Agreement is hereby amended by amending the defined term "EBITDA" by amending and restating clause (c)(viii) set forth therein as follows:
(viii)    reasonable transaction costs and expenses (whether or not capitalized through amortization) (A) incurred in connection with this Agreement and the Revolving Loan Agreement (1) during the period from the Closing Date through and including the fiscal year ending on or about March 31, 2017 up to an aggregate amount not to exceed $750,000, and (2) in addition to, but without duplication of, the transaction costs and expenses described in clauses (B) and (C) below, during any fiscal year ending thereafter up to an aggregate amount not to exceed $500,000 in any fiscal year; (B) actually incurred in connection with the Second Amendment and the corresponding amendments to the Revolving Loan Agreement and the Intercreditor Agreement up to an aggregate amount not to exceed $1,500,000; and (C) actually incurred in connection with the warrants issued to the Lenders in connection with the Second Amendment,

(g)Section 1.2 of the Credit Agreement is hereby amended by amending the defined term "EBITDA" by amending and restating clause (c)(xi) set forth therein as follows:
(xi)    reasonable fees, costs and expenses incurred prior to the Maturity Date in connection with cash restructuring charges up to (A) the amount of such restructuring charges actually incurred through October 31, 2017 and (B) an aggregate amount not to exceed $10,000,000 in any fiscal year (or the remainder of the fiscal year ending on or about March 31, 2018) and not to exceed $15,000,000 during the Term for such restructuring charges incurred after October 31, 2017, in each case, to the extent (1) the realization of the savings to Quantum and its Subsidiaries directly arising from such restructuring charges are reasonably expected by Borrowers to commence within 18 months of any such restructuring charge and (2) Agent has received evidence, in form and substance reasonably satisfactory to Agent, supporting such expectations,
(h)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Fee Letter" set forth therein as follows:
"Fee Letter" shall mean the fee letter dated the Closing Date among Borrowers and Agent, as amended, restated or otherwise modified from time to time, including as amended by the First Amendment to Fee Letter.
(i)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Fixed Charges" set forth therein as follows:
"Fixed Charges" shall mean, with respect to any Person for any fiscal period, the sum of the following, without duplication (in each case determined in accordance with GAAP): (a) all Debt Payments made by such Person during such period, plus (b) all federal, state, and local income taxes paid in cash during such period (other than the German Tax Obligations in an amount not to exceed the Dollar Equivalent of €1,313,582.12 during the Term), plus (c) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period; plus (d) all rent paid in cash during such period for restructured facilities; provided that, notwithstanding the foregoing, "Fixed Charges" shall not include (x) any prepayments or repayments of the Convertible Subordinated Debt made in accordance with Section 7.18 hereof during such period and (y) the amount of the Incremental Delayed Draw Term Loan repaid on June 30, 2020 in accordance with Section 2.1(b)(ii) hereof during such period. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio of Quantum and its Subsidiaries for any fiscal period ending on December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017: (a) the Fixed Charges of Quantum and its Subsidiaries for the fiscal quarter ending on March 31, 2016 shall be deemed to be $2,023,330; (b) the Fixed Charges of Quantum and its Subsidiaries for the fiscal quarter ending on June 30, 2016 shall be deemed to be $1,972,516; and (c) the Fixed Charges of Quantum and its Subsidiaries for the fiscal quarter ending on September 30, 2016 shall be deemed to be $1,945,712.
(j)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Maturity Date" set forth therein as follows:
"Maturity Date" shall mean October 21, 2021.
(k)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Minimum PNC Qualified Cash Amount" set forth therein as follows:
"Minimum PNC Qualified Cash Amount" shall mean:

(a) $20,000,000, for the period from the Closing Date until the date of satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition,
(b) $12,000,000, for the period from the date of the satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition to the earlier of (i) the date on which the quarterly financial statements of Quantum and its Subsidiaries for the fiscal quarter ending June 30, 2018 are required to be delivered to Agent pursuant to Section 9.9 hereof and (ii) the date on which such financial statements are received by Agent (the "Initial PNC Qualified Cash Adjustment Date"), and
(c) from and after the Initial PNC Qualified Cash Adjustment Date and continuing until the earlier of (i) the date on which the quarterly financial statements of Quantum and its Subsidiaries for the next fiscal quarter are required to be delivered to Agent pursuant to Section 9.9 hereof and (ii) the date on which such financial statements are received by Agent (each a "Subsequent PNC Qualified Cash Adjustment Date"), and thereafter to be adjusted effective as of each Subsequent PNC Qualified Cash Adjustment Date: either (x) $12,000,000, if EBITDA of Quantum and its Subsidiaries, on a consolidated basis, is equal to or greater than $30,000,000 for the immediately preceding four (4) fiscal quarter period, or (y) $20,000,000, if EBITDA of Quantum and its Subsidiaries, on a consolidated basis, is less than $30,000,000 for the immediately preceding four (4) fiscal quarter period.
(l)Section 1.2 of the Credit Agreement is hereby amended by amending and restating the defined term "Term Loan" set forth therein as follows:
"Term Loan" shall mean, collectively, the Term A Loan, the Original Delayed Draw Term Loan, when funded, and the Incremental Delayed Draw Term Loan, when funded.
(m)Section 1.2 to the Credit Agreement is hereby amended by adding each of the following defined terms thereto in their proper alphabetical order:
"Incremental Delayed Draw Term Loan" shall have the meaning set forth in Section 2.1(a)(ii) hereof.
"Incremental Draw Term Loan Amount" shall mean an amount equal to $20,000,000.
"Original Delayed Draw Term Loan" shall have the meaning set forth in Section 2.1(a)(ii) hereof.
"Original Draw Term Loan Amount" shall mean an amount equal to $20,000,000.
"Quantum Board of Directors" shall have the meaning set forth in the Section 6.15 hereof.
"Second Amendment" means that certain Second Amendment to Term Loan Credit and Security Agreement, dated as of the Second Amendment effective Date, by and among Quantum, the Lenders party thereto, and Agent.
"Second Amendment Effective Date" means November 6, 2017.
(n)Section 2.1(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(ii)    On the terms and subject to the conditions set forth herein, at the election of, and on a Business Day during the Delayed Draw Term Loan Commitment Period identified by, Borrowing Agent (such date, the "Delayed Draw Term Loan Draw Date"), so long as each of the Delayed Draw Funding Conditions shall have been satisfied, the Lenders hereby agree to make to Quantum on the Delayed Draw Term Loan Draw Date (A) a delayed draw term loan up to an aggregate original principal amount equal to the Original Delayed Draw Term Loan Amount (the "Original Delayed Draw Term Loan") and (B) a delayed draw term loan up to an aggregate original principal amount equal to the Incremental Delayed Draw Term Loan Amount (the "Incremental Delayed Draw Term Loan"; and, when funded, together with the Original Delayed Draw Term Loan, collectively the "Delayed Draw Term Loan"), in each case, to a Blocked Account. Each Lender's obligation to fund the Original Delayed Draw Term Loan and the Incremental Delayed Draw Term Loan shall be limited to such Lender's Delayed Draw Term Loan Commitment Percentage of the Original Delayed Draw Term Loan and the Incremental Delayed Draw Term Loan, as applicable, and no Lender shall have any obligation to fund any portion of the Original Delayed Draw Term Loan or the Incremental Delayed Draw Term Loan required to be funded by any other Lender, but not so funded, and no Lender shall be relieved of its obligation to fund the Original Delayed Draw Term Loan or the Incremental Delayed Draw Term Loan because another Lender has failed to fund. When funded, the Delayed Draw Term Loan shall become part of, and have all of the terms and conditions applicable to (including without limitation in respect of pricing, repayments and maturity), the Term Loan for all purposes hereunder and under the Other Documents and shall be secured by the Collateral in all respects. Borrowers shall not have any right to reborrow any portion of the Delayed Draw Term Loan which is repaid or prepaid from time to time. The Commitments of the Lenders to make the Original Delayed Draw Term Loan and the Incremental Delayed Draw Term Loan shall expire concurrently with the making of the Original Delayed Draw Term Loan and the Incremental Delayed Draw Term Loan, as applicable, on the Delayed Draw Term Loan Draw Date.
(o)Section 2.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b)    Scheduled Term Loan Payments.
(i)    The principal amount of the Term Loan (other than the Incremental Delayed Draw Term Loan) shall be paid in installments on the dates shown below in an amount equal to the product of (i) the percentage set forth in Column B below shown opposite each date as set forth in Column A below times (ii) the sum of (x) the original principal amount of the Term A Loan plus (ii) commencing the last Business Day of the first full Fiscal Quarter after the Delayed Term Loan Draw Date, the original principal amount of the Original Delayed Draw Term Loan as of such date, as adjusted in accordance with Section 2.3(f) hereof:

Column A	Column B
Date of Payment	Percentage of Original Principal Amount to be Paid
March 31 2018	1.250%
June 30, 2018	1.250%
September 30, 2018	1.250%
December 31, 2018	1.250%
March 31 2019	1.250%
June 30, 2019	1.250%
September 30, 2019	1.250%
December 31, 2019	1.250%
March 31 2020	1.250%
June 30, 2020	1.250%
September 30, 2020	1.250%
December 31, 2020	1.250%
March 31 2021	1.250%
June 30, 2021	1.250%
September 30, 2021	1.250%
Maturity Date	The remaining principal balance of the Term Loan

(ii)    The principal amount of the Incremental Delayed Draw Term Loan shall be paid in installments on the dates and in the amounts shown below:

Date of Payment	Installment Amount to be Paid
June 30, 2018	$1,000,000
September 30, 2018	$1,000,000
December 31, 2018	$1,000,000
March 31 2019	$1,000,000
June 30, 2019	$2,500,000
September 30, 2019	$2,500,000
December 31, 2019	$2,500,000
March 31 2020	$2,500,000
June 30, 2020	The remaining principal balance of the Incremental Delayed Draw Term Loan, together with all accrued and unpaid interest thereon

(iii)    Notwithstanding the foregoing, the outstanding principal amount of the Term Loan, together with all accrued and unpaid interest thereon and all other Obligations accrued and unpaid, shall be due and payable on the Maturity Date. Notwithstanding the foregoing, all Loans shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement.

(p)Section 2.3(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(c)    Subject to Section 7.8 hereof, the provisions of the Intercreditor Agreement and the Fee Letter, upon the receipt by any Loan Party of the Net Cash Proceeds from the issuance or sale of any Indebtedness or any equity securities (other than (i) Permitted Indebtedness, (ii) Net Cash Proceeds from the issuance of Qualified Equity Interests to members of the management or employees of any Loan Party, (iii) Net Cash Proceeds of the issuance of Equity Interests to any Loan Party, and (iv) Specified Equity Issuances to the extent that the Net Cash Proceeds received therefrom have been deposited in an account pledged solely to Agent and held in such account until the date of satisfaction of clause (c) of the Specified Convertible Subordinated Debt Condition (at which such time, such Net Cash Proceeds can be released to repay the Convertible Subordinated Debt in accordance with Section 7.18 hereof or released to the Borrowers)), Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds promptly, but in no event more than one (1) Business Day following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent; provided that, so long as no Default or Event of Default has occurred and is continuing, such percentage shall be reduced to (x) 50% with respect to the first $40,000,000 of Net Cash Proceeds received from the issuance of Qualified Equity Interests during the Term and (y) 0% with respect to the next (but only the next) $10,000,000 of Net Cash Proceeds received from the issuance of Qualified Equity Interests during the Term. Such prepayments shall be applied to the Loans in accordance with Section 2.3(f) hereof. The foregoing shall not be deemed to be implied consent to any issuance or sale of any Indebtedness or any equity securities otherwise prohibited by the terms and conditions hereof.
(q)Section 2.3(e) of the Credit Agreement is hereby amended by deleting the reference to "March 31, 2018" set forth therein and inserting " March 31, 2019" in lieu thereof.
(r)Section 2.3(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(f)    Any prepayment of a LIBOR Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.2(d) hereof. All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Prime Rate Loans and then to that portion of such Loan comprised of LIBOR Rate Loans, in direct order of Interest Period maturities. Subject to the provisions of the Intercreditor Agreement and the Fee Letter, all prepayments under Section 2.1(c) hereof and clauses (a), (b), (c) (solely with respect to prepayments arising from the issuance of any Indebtedness) and (d) of this Section 2.3 shall be applied pro rata to the Term Loan to the remaining installments thereof on a pro rata basis. Subject to the provisions of the Intercreditor Agreement and the Fee Letter, all prepayments under clauses (c) (solely with respect to prepayments arising from the issuance or sale of any equity securities) and (e) of this Section 2.3 shall be applied, first, against the remaining installments of principal due on the Incremental Delayed Draw Term Loan in the inverse order of maturity (for the avoidance of doubt, the payment required to be made on June 30, 2020 shall constitute an installment), and, second, pro rata against the remaining installments of principal due on Term A Loan and the Original Delayed Draw Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(s)A new clause (h) of Section 2.3 is hereby added to the Credit Agreement as follows:
(h)    Subject to the provisions of the Intercreditor Agreement and the Fee Letter, if the Lenders have made to Borrowers the Delayed Draw Term Loan in accordance with Section 2.1(a)(ii) hereof and the Convertible Subordinated Debt has not been paid in full in accordance with Section 7.18 hereof on or prior to the Convertible Subordinated Debt Maturity Date, Borrowers shall repay in full the Delayed Draw Term Loan promptly, but in no event more than one (1) Business Day following the Convertible Subordinated Debt Maturity Date. Such prepayments shall be applied to the Loans in accordance with Section 2.3(f) hereof.
(t)Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.5    Financial Covenants.
(a)    Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not less than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
September 30, 2017 and each fiscal quarter ending thereafter through and including the fiscal quarter ending December 31, 2018	1.25 to 1.00
March31, 2019 and each fiscal quarter ending thereafter	1.00 to 1.00

(b)    Senior Net Leverage Ratio. Maintain as of the end of each fiscal quarter, a Senior Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarter period then ended set forth below:

Fiscal Quarter Ending	Maximum Senior Net Leverage Ratio
September 30, 2017	3.00 to 1.00
December 31, 2017	4.50 to 1.00
March 31, 2018	3.50 to 1.00
June 30, 2018	3.25 to 1.00
September 30, 2018 and each fiscal quarter ending thereafter	3.00 to 1.00

(c)    Total Leverage Ratio. Maintain as of the end of each fiscal quarter, a Total Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, of not greater than the ratio set forth below for each four (4) consecutive fiscal quarters then ended set forth below:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
September 30, 2017	6.00 to 1.00
December 31, 2017	5.50 to 1.00
March 31, 2018	4.25 to 1.00
June 30, 2018	4.00 to 1.00
September 30, 2018 and each fiscal quarter ending thereafter through and including the fiscal quarter ending December 31, 2019	3.75 to 1.00
March 31, 2020 and each fiscal quarter ending thereafter	3.50 to 1.00

(d)    Minimum PNC Qualified Cash. Maintain at all times PNC Qualified Cash in an amount of not less than the Minimum PNC Qualified Cash Amount.
(u)A new Section 6.15 is hereby added to the Credit Agreement as follows:
6.15    Board Observation Rights. Agent shall have the right to either (a) appoint a single observer to the governing body of Quantum (the "Quantum Board of Directors") who shall be entitled to attend (or at the option of such observer, monitor by telephone) all meetings of the Quantum Board of Directors (other than any portions of any meetings of the Quantum Board of Directors that constitute executive sessions or relate to this Agreement or which involve the exchange of privileged attorney-client information or work product), but shall not be entitled to vote, or (b) receive all Quantum Board of Directors meeting materials, Quantum Board of Directors notices and other materials (in each case other than any portions of such reports or materials that contain confidential information (including with respect to executive sessions) relating to this Agreement or attorney-client privileged information or work product) as and when provided to the members of the Quantum Board of Directors. To the extent Agent elects to appoint an observer in accordance with this section 6.15, Borrowers shall reimburse Agent for a reasonable and documented out-of-pocket travel expenses incurred by any such observer in connection with attendance at or participation in meetings to the extent consistent with Quantum's policies of reimbursing directors generally for such expenses.
(v)Section 7.18 of the Credit Agreement is hereby amended and restated in its entirety as follows:
7.18    Convertible Subordinated Debt. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Convertible Subordinated Debt, except that that (a) prior to the Second Amendment Effective Date, Quantum may repay, prepay, repurchase, redeem, retire or otherwise acquire up to $13,000,000 of the Convertible Subordinated Debt, and (b) on or prior to the Convertible Subordinated Debt Maturity Date, Quantum shall satisfy the Specified Convertible Subordinated Debt Condition, provided that, in connection with any repayment, prepayment, repurchase, redemption, retirement or other acquisition of the Convertible Subordinated Debt (other than the repayment, prepayment, repurchase, redemption, retirement or other acquisition permitted pursuant to clause (a) above): (A) immediately after giving effect to any such repayment, prepayment, repurchase, redemption, retirement or other acquisition, Quantum and its Subsidiaries, on a consolidated basis, shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.5(a) and 6.5(c) hereof, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.9 hereof (in each case, after giving effect to the Second Amendment), (B) immediately after giving effect to any such repayment, prepayment, repurchase, redemption, retirement or other acquisition, the Senior Net Leverage Ratio for Quantum and its Subsidiaries, on a consolidated basis, shall be less than or equal to 5.00 to 1.00 on a pro forma basis for the four (4) consecutive fiscal quarters ending immediately prior to any such repayment, prepayment, repurchase, redemption, retirement or other acquisition, recomputed for the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.9 hereof, (C) on the date of any such repayment, prepayment, repurchase, redemption, retirement or other acquisition and immediately after giving effect thereto, each of the Convertible Subordinated Debt Payment Conditions shall have been satisfied, and (D) on or before the date of any such repayment, prepayment, repurchase, redemption, retirement or other acquisition, Borrowing Agent shall have delivered to Agent, in form and substance satisfactory to Agent, a Compliance Certificate demonstrating by reasonably detailed calculations (including without limitation a calculation of EBITDA) that, upon giving effect to any repayment, prepayment, repurchase, redemption, retirement or other acquisition, Quantum and its Subsidiaries were and will be in compliance with the conditions set forth in clauses (A) through (C) of this proviso.
(w)Schedule 1.1 of the Credit Agreement is hereby amended and restated as set forth on Exhibit A attached hereto.
3.Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a)Agent shall have received this Amendment, duly authorized, executed and delivered by each Loan Party and each Lender;

(b)Agent shall have received a fully executed copy, in form and substance reasonably satisfactory to Agent, of that certain First Amendment to Fee Letter of even date herewith among Borrowers and Agent (the "First Amendment to Fee Letter");

(c)Agent shall have received a fully executed copy, in form and substance reasonably satisfactory to Agent, of that certain Second Amendment to Revolving Credit and Security Agreement, dated as of the date hereof, among Revolving Loan Agent, the Revolving Loan Lenders party thereto and the Loan Parties;

(d)Agent shall have received a fully executed copy, in form and substance reasonably satisfactory to Agent, of that certain First Amendment to Intercreditor Agreement, dated as of the date hereof, among Agent, Revolving Loan Agent and the Loan Parties;

(e)Agent shall have received, in form and substance satisfactory to Agent, a letter agreement among Agent, Revolving Loan Agent and Borrowing Agent pursuant to which, among other things, Borrowing Agent shall direct Revolving Loan Agent and Agent to disburse Advances and the proceeds of the Delayed Draw Term Loan to, among others, the holders of the Convertible Subordinated Debt for purposes of the payment in full of the Convertible Subordinated Debt;

(f)Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of resolutions of the board of directors (or other equivalent governing body or member) of each Loan Party authorizing the execution, delivery and performance of this Amendment;

(g)Agent shall have received, in form and substance reasonably satisfactory to Agent, an executed legal opinion of counsel to the Loan Parties which shall cover such matters incident to this Amendment;

(h)Agent shall have received all fees payable to Agent and Lenders pursuant to the terms of the Fee Letter;

(i)All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its legal counsel; and

(j)on the date of this Amendment and after giving effect to the provisions of this Amendment and the transactions contemplated hereby, no Default or Event of Default shall exist or have occurred and be continuing.

4.Representations and Warranties. In addition to the continuing representations and warranties heretofore or hereafter made by the Loan Parties to Agent and Lenders pursuant to the Credit Agreement and the Other Documents, each Loan Party hereby represents and warrants to Agent and each Lender as follows:

(a)each Loan Party has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder;

(b)this Amendment has been duly executed and delivered by each Loan Party;

(c)this Amendment constitutes the legal, valid and binding obligation of each Loan Party enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(d)the execution, delivery and performance of this Amendment (i) are within each Loan Party’s corporate powers, as applicable, (ii) have been duly authorized by all necessary corporate action, as applicable, (iii) are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including without limitation the Revolving Loan Documents, (iv) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (v) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except (x) any Consents of any party to a Material Contract or any other Person (other than a Governmental Body) with respect to which the failure to obtain could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect or (y) any immaterial Consents of any Governmental Body, all of which will have been duly obtained, made or complied with prior to the date hereof and which are in full force and effect on the date hereof, and (vi) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any material agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including without limitation the Revolving Loan Documents;

(e)each Loan Party is duly formed or incorporated, as applicable, and in good standing under the laws of the state of its incorporation or formation, as applicable, and is good standing in such state and is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

(f)each of the representations and warranties made by any Loan Party in the Credit Agreement and the Other Documents, each as amended hereby, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof) as if made on the date of this Amendment and after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that any such representation or warranty is made as of an earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof)) as of such earlier or specified date; and

(g)after giving effect to the transactions contemplated by this Amendment, on the date of this Amendment, no Default or Event of Default exists or has occurred and is continuing.

5.Reaffirmation. Each Loan Party hereby ratifies and reaffirms (a) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Other Documents to which it is a party, and (b) its grant to Agent of a security interest in the Collateral under the Credit Agreement and each of the Other Documents to which it is a party.

6.Governing Law. This Amendment and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

7.Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the Other Documents are intended or implied, and in all other respects, the Credit Agreement and each of the Other Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date of this Amendment. To the extent that any provision of the Credit Agreement or any of the Other Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

8.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

9.Further Assurances. The Loan Parties shall execute and deliver such further documents and take such further action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

10.Counterparts; Electronic Signature. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

11.Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, as of the date of this Amendment, both at law and in equity, which such Loan Party, or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in each case for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, any of the Other Documents or transactions thereunder or related thereto; provided that nothing contained herein shall release any Releasee from any Claims resulting from the gross negligence, willful misconduct or material breach of the Credit Agreement or any of the Other Documents by any Releasee as determined by a court of competent jurisdiction in a final non-appealable judgment or order or for any Claim arising with respect to obligations arising under this Amendment or the documents entered into as of the date hereof.

[Signature Page Follows]

Signature Page to Second Amendment

Signature Page to Second Amendment
IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

LOAN PARTIES:	QUANTUM CORPORATION, as Borrower By:________________________ Name: Title:

AGENT AND LENDERS:	TCW ASSET MANAGEMENT COMPANY LLC, as Agent and a Lender By:________________________ Name: Title:
TCW DIRECT LENDING, LLC, as a Lender By: TCW Asset Management Company LLC, its Investment Advisor By:________________________ Name: Title:
WEST VIRGINIA DIRECT LENDING LLC, as a Lender By: TCW Asset Management Company LLC, its Investment Advisor By:________________________ Name: Title:
TCW SKYLINE LENDING, L.P., as a Lender By: TCW Asset Management Company LLC, its Investment Advisor By:________________________ Name: Title:

Signature Page to Second Amendment to Term Loan Credit and Security Agreement

EXHIBIT A
to
SECOND AMENDMENT TO TERM LOAN CREDIT AND SECURITY AGREEMENT
Schedule 1.1
Commitments

Lender	Term A Loan Commitment	Term A Loan Commitment Percentage	Original Delayed Draw Term Loan Commitment	Incremental Delayed Draw Term Loan Commitment	Delayed Draw Term Loan Commitment Percentage	Original Delayed Draw Term Loan Funded	Incremental Delayed Draw Term Loan Funded
TCW Direct Lending, LLC	$40,928,571.43	81.9%	$16,371,429	$16,371,428.57	81.9%
West Virginia Direct Lending LLC	$4,571,428.57	9.1%	$1,828,571	$1,828,571.43	9.1%
TCW Skyline Lending, L.P.	$4,500,000	9.0%	$1,800,000	$1,800,000	9.0%
Total	$50,000,000	100%	$20,000,000	$20,000,000	100%